Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS FOR THE
THIRD QUARTER OF FISCAL YEAR 2021 AND NEW PROGRAM WIN
Spokane Valley, WA— July 6, 2021 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended April 3, 2021. Reporting the results for the third quarter of fiscal 2021 was delayed until the Audit Committee of the Company’s Board of Directors completed its previously announced internal investigation.

For the third quarter of fiscal year 2021, Key Tronic reported revenue of approximately $134.6 million, up 21% from $111.5 million in the same period of fiscal year 2020. Customer demand has remained strong and new and existing customers have increased their backlog. In the third quarter, customer demand exceeded $150 million; the highest in the Company’s history. For the first nine months of fiscal year 2021, total revenue was $386.1 million, up 16% from $333.5 million in the same period of fiscal year 2020.
At the same time, results for the third quarter of fiscal year 2021 were constrained by the following: a tightening worldwide supply chain and transportation and logistics issues which delayed the arrival of key components; causing both factory downtime and overtime expenses; legal expenses related to the previously disclosed internal investigation of approximately $0.7 million; a four-day closure of our Mexico facilities during a late winter storm that caused power disruptions in the region; and continued but lessening expenses related to COVID-19.
For the third quarter of fiscal year 2021, net income was $0.9 million or $0.08 per share, comparable to the same period of fiscal year 2020. The lower than anticipated earnings for the third quarter of fiscal 2021 are primarily a result of a tax true up of federal research and development credits of $0.4 million. For the first nine months of fiscal year 2021, net income was $4.2 million or $0.38 per share, up from $3.3 million or $0.30 per share for the same period of fiscal year 2020.
During the third quarter, the Company was awarded a customer program to build consumer products that could provide up to $30 million or more in annual revenue when it reaches full production. This new program is expected to commence production in the latter half of fiscal year 2022, and is another example of a customer onshoring an existing program to manage logistic risk. The production process is highly automated and involves a high level of partnership with the customer to build out the production equipment in the coming months. In support of the new program, Key Tronic expanded its facility footprint at its Juarez, Mexico campus by leasing an additional contiguous building of 145,000 square feet.
“We’re pleased with the successful launch of new programs, and our rebounding and increasing customer demand in fiscal 2021,” said Craig Gates, President and Chief Executive Officer. “We are currently ramping a number of new programs and, while production has been hindered by limited supply of key components, we are extremely encouraged by both new customer and new program wins.”
“Moving into fiscal 2022, the COVID-19 crisis, component shortages and logistic delays continue to present macroeconomic along with multiple business challenges, but we continue to see the favorable trend of contract manufacturing returning to North America. We are excited to expand our Mexico operations with new program awards, and also to see our domestic sites benefiting from customers’ onshoring initiatives. We expect continued strong revenue growth in the coming quarters and continue to invest in new capacity to prepare for long-term growth.”
Business Outlook
For the fourth quarter of fiscal 2021, Key Tronic expects to report revenue in the range of $120 million to $125 million, as delays in the supply of key components for the Company’s business continue to significantly limit production. As a result of additional legal and internal review costs associated with the internal investigation, we expect that earnings for the fourth quarter of fiscal 2021 will be below the previous guidance range provided on May 4, 2021, but updated guidance for earnings is not available at this time. We expect to release final results for the fourth quarter in the coming weeks.

Conference Call
As a result of the delay in reporting the results for the third quarter of fiscal 2021, the Company expects to host a conference call in August to discuss both its third quarter and fourth quarter results for fiscal 2021.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Forward-Looking Statements
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, could, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this press release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue, earnings, legal and internal review expenses and further costs during fourth quarter of fiscal 2021; expenses related to, and estimated recovery from, the COVID-19 health pandemic; demand from new and existing customers; and key components supply and other supply chain and transportation and logistics issues. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: risks relating to the internal investigation by the Audit Committee, including legal and internal review costs, the risk of legal proceedings or government investigations relating to the subject of the internal investigation or related matters; the future of the global economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks including those related to COVID-19 response; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020
Net sales	$134,600	$111,455	$386,069	$333,462
Cost of sales	123,504	102,207	354,336	306,819
Gross profit	11,096	9,248	31,733	26,643
Research, development and engineering expenses	2,655	1,749	7,292	5,129
Selling, general and administrative expenses	5,865	5,735	16,349	15,713
Total operating expenses	8,520	7,484	23,641	20,842
Operating income	2,576	1,764	8,092	5,801
Interest expense, net	1,020	754	2,549	1,988
Income before income taxes	1,556	1,010	5,543	3,813
Income tax provision	689	100	1,377	527
Net income	$867	$910	$4,166	$3,286
Net income per share — Basic	$0.08	$0.08	$0.39	$0.31
Weighted average shares outstanding — Basic	10,760	10,760	10,760	10,760
Net income per share — Diluted	$0.08	$0.08	$0.38	$0.30
Weighted average shares outstanding — Diluted	11,429	10,885	11,040	10,813

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 3, 2021	June 27, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,281	$553
Trade receivables, net of allowance for doubtful accounts of $247 and $609	112,914	86,123
Contract assets	19,435	23,753
Inventories, net	130,396	115,020
Other	19,750	17,315
Total current assets	283,776	242,764
Property, plant and equipment, net	36,622	31,764
Operating lease right-of-use assets, net	16,869	17,568
Other assets:
Deferred income tax asset	8,258	10,178
Other	1,415	2,587
Total other assets	9,673	12,765
Total assets	$346,940	$304,861
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,133	$80,204
Accrued compensation and vacation	9,361	10,428
Current portion of debt, net	1,706	7,508
Other	18,110	14,079
Total current liabilities	112,310	112,219
Long-term liabilities:
Term loans	8,771	3,258
Revolving loan	89,439	60,094
Operating lease liabilities	11,761	12,624
Deferred income tax liability	153	234
Other long-term obligations	1,046	875
Total long-term liabilities	111,170	77,085
Total liabilities	223,480	189,304
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,761 and 10,760 shares, respectively	47,121	46,946
Retained earnings	74,277	70,111
Accumulated other comprehensive income (loss)	2,062	(1,500)
Total shareholders’ equity	123,460	115,557
Total liabilities and shareholders’ equity	$346,940	$304,861
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